Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

FILMON.TV NETWORKS INC.

(a Delaware corporation)

The undersigned, Alkiviades (Alki) David, hereby certifies that:

1. He is the Chairman of the Board and Chief Executive Officer of FilmOn.TV Networks Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the resolutions adopted and approved by unanimous written consent of the Board of Directors of the Corporation to execute this instrument.

2. This Certificate of Amendment of the Certificate of Incorporation of the Corporation was duly approved by the Corporation’s Board of Directors, and duly adopted by stockholders holding a majority of the outstanding shares of common stock of the Corporation, by written consent on April 7, 2016, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FIRST: The name of the Corporation is: FOTV Media Networks Inc.

4. Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) shares, divided into two classes of which Ten Million (10,000,000) shares shall be designated Preferred Stock (par value $0.001 per share) and One Hundred Million (100,000,000) shares shall be designated Common Stock (par value $0.001 per share).

The powers, preferences and rights of the shares of Preferred Stock and the shares of Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

A. Preferred Stock

1. Issuance in Series. The shares of Preferred Stock may be divided and issued in one or more series, and each series shall be so designated as to distinguish the shares of such series from the shares of all other series. All shares of Preferred Stock shall be of equal rank and identical except to the extent that variations in the relative rights, preferences and limitations enumerated in subparagraphs (a) through (h), inclusive, of Section 2 of Paragraph A may be fixed and determined by the Board Directors between series hereafter established; and each share of a series shall be of equal rank and identical in all respects with the other shares of such series.

2. Authority of the Board with Respect to Series. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article Fourth, to establish and designate one or more series of Preferred Stock, and with respect to each such series, to fix and determine the following relative rights, preferences and limitations as to which there may be variations between the series so established:

(a) the distinctive designation of such series and the number of shares which shall constitute such series which number may be increased (except as otherwise provided by the Board of Directors) or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(b) the annual rate of dividends payable on shares of such series, the date or dates when such dividends shall be payable and the date or dates, if any, from which such dividends shall accrue and be cumulative;

(c) the time or times when and the price or prices at which shares of such series shall be redeemable;

(d) the amount payable on shares of such series in the event of any liquidation, dissolution or winding-up of the affairs of the Corporation;

(e) if the shares of such series are to be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of such series, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(f) if the shares of such series are to be convertible into or exchangeable for shares of Common Stock or shares of any other series of Preferred Stock, the conversion price or prices or the rate or rates of exchange and the terms and conditions of such conversion or exchange;

(g) the voting rights, if any, of such series, in addition to the voting rights provided in Section 5 of this Paragraph A; and

(h) such other relative rights, preferences and limitations of shares of such series as the Board of Directors may deem advisable that are not inconsistent with the provisions of the Certificate of Incorporation and are permitted by law.

3. Dividends.

(a) The holders of shares of Preferred Stock of each series shall be entitled to receive, out of the assets of the Corporation which are legally available therefor, cash dividends at the rate per annum fixed by the Board of Directors for such series, and no more, payable at such time or times (and cumulative from such date or dates) as shall be fixed by the Board of Directors in the resolution establishing such series. Such dividends shall be cumulative or non-cumulative as shall be fixed by the Board of Directors in the resolution establishing such series. If shares of Preferred Stock of more than one series are outstanding, and the stated dividends are not paid in full, the shares of all series shall share ratably in the payment of dividends (including accumulations, if any), in accordance with the sum which would be payable on such shares if all dividends were declared and paid in full. In the event the holders of shares of any series of Preferred Stock shall be entitled to cumulative cash dividends, such dividends shall commence to accrue and shall be cumulative from the dividend payment date as of which cash dividends shall have been paid next preceding the date of issue thereof, unless the date of issue thereof is a dividend payment date as of which cash dividends shall have been paid, in which case dividends shall accrue and shall be cumulative from such dividend payment date, or unless the date of issue thereof is prior to the first dividend payment date, in which case dividends shall commence to accrue and shall be cumulative from the date of issue thereof.

(b) If dividends shall not have been paid or declared and set apart for payment upon all outstanding shares of cumulative Preferred Stock of any series, such deficiency shall be cumulative in full and thereby accumulate. Accumulated dividends on the shares of Preferred Stock shall not bear interest. No dividend or distribution, whether in cash, stock (other than Junior Shares as hereinafter defined) or other property, shall be paid or declared or set apart for payment in respect of the Common Stock or any other class of stock of the Corporation hereafter authorized ranking junior to the Preferred Stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding-up (such Common Stock and other classes of stock being herein called the “Junior Shares”) and no Junior Shares shall be purchased, redeemed or otherwise acquired for value by the Corporation, unless, at the date of such declaration, distribution, other payment, purchase, redemption or other acquisition, all accumulated dividends on the then outstanding shares of Preferred Stock of all series for all past dividend periods shall have been paid or declared and set apart for payment in full.

4. Redemption.

(a) Except as otherwise fixed and determined by the Board of Directors in any resolution providing for the issuance of any series of Preferred Stock or as required by law, the shares of Preferred Stock of any series then outstanding shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors at any time or from time to time at the applicable redemption price fixed by the Board of Directors for such series of Preferred Stock together with all dividends accrued thereon to the date fixed for redemption and not theretofore paid or declared and set apart for payment in full. In case of redemption of a part only of the shares of Preferred Stock of any series at the time outstanding, the redemption may be either pro rata or by lot, as determined by the Board of Directors. Subject to the foregoing, the Board of Directors shall have full authority and power to prescribe the manner in which the drawing by lot or the pro rata redemption shall be conducted and the terms and conditions upon which the shares of Preferred Stock shall be redeemed.

(b) Notice of every redemption of shares of Preferred Stock in the form approved by the Board of Directors shall be given by mailing such notice, postage prepaid, not less than 15 nor more than 30 days before the date fixed for such redemption to each holder of record of shares so to be redeemed at his address as the same shall appear on the books of the Corporation and the transfer records of the Corporation may be closed as to such shares at any time prior to the date fixed for redemption. Each such notice shall specify the date fixed for redemption and the place where payment of the redemption price is to be made. Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for such redemption except as to any holder to whom the Corporation has failed to mail such notice or whose notice was defective. Any notice which was mailed in the manner herein provided shall be conclusively presumed to be duly given whether or not the holder receives the notice.

(c) At any time on or after notice of redemption has been duly given as provided above, the Corporation may deposit the aggregate redemption price in trust with a bank or trust company named in such notice, doing business in the United States, and having a capital surplus and undivided profits aggregating at least $100,000,000 for payment on or before the date fixed for redemption in respect of the shares called for redemption. Such deposit of funds shall not relieve the Corporation of its obligation to pay the redemption price when due if, for any reason, such bank or trust company shall not make such payment of the redemption price. Any interest accrued on funds which are so deposited shall be paid to the Corporation from time to time, and the holders of shares to be redeemed shall have no claim to any such interest. Any funds so deposited and unclaimed the end of three years from the date fixed for redemption shall be repaid to the Corporation after which the holders of the shares so called for redemption shall look only to the Corporation for payment of the amounts to which they are entitled under this Section 4.

(d) If notice of redemption shall have been duly given as provided above, upon the deposit of the aggregate redemption price in trust in accordance with subparagraph (c) of this Section 4, or if no such deposit is made, on and after the date fixed for redemption (unless the Corporation shall be in default in making payment of the redemption price) (i) all shares so called for redemption shall be deemed no longer outstanding; (ii) all rights with respect to such shares, including, but not limited to, the right to receive dividends thereon which have not accrued, shall cease and terminate notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for redemption; and (iii) the holders of such shares so called for redemption shall cease to be stockholders in respect thereof and shall have no interest or claim against the Corporation except the right to receive the redemption price, without interest, upon surrender of their certificates for cancellation.

5. Voting Rights. Except as otherwise fixed and determined by the Board of Directors in any resolution providing for the issuance of any series of Preferred Stock or as otherwise provided herein or required by law, the holders of shares of Preferred Stock shall not be entitled to vote at any annual or special meeting of stockholders of the Corporation; provided, however, that so long as any shares of Preferred Stock of any series shall be outstanding the Corporation shall not, without the affirmative vote or written consent of the holders of record of a majority the stock of the Corporation entitled to vote, increase the total number of authorized shares of Preferred Stock; and provided, further, that so long as any shares of Preferred Stock of any series shall be outstanding, the Corporation shall not, without the affirmative vote or written consent of the holders of record of a majority of the aggregate number of shares of Preferred Stock of all series then outstanding, voting as a class, increase or decrease the par value of any class of Preferred Stock or alter or change the designation or the relative rights, preferences and limitations of the Preferred Stock as a class; and provided, further, that nothing herein contained shall require the class vote or consent of the holders of shares of Preferred Stock for or in respect of (i) any increase in the total number of authorized shares of Common Stock or (ii) the fixing of any of the relative rights, preferences and limitations of any series of Preferred Stock that may be fixed and determined by the Board of Directors as provided in Section 2 of this Paragraph A.

6. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts or other liabilities of the Corporation, the holders of all then outstanding shares of Preferred Stock of each series shall be entitled to receive, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed by the Board of Directors for such series of Preferred Stock together with all cumulative dividends accrued thereon to the date fixed for distribution and net theretofore paid or declared and set apart for payment in full before any distribution is made to the holders of Junior Shares. If upon any dissolution, liquidation or winding-up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock in full amounts to which they respectively shall be entitled, the holders of all outstanding shares of Preferred Stock of all series shall share ratably in any distribution of assets in accordance with the sums which would be payable upon such distribution if all sums payable were paid in full. Neither the merger nor the consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation or winding-up of the affairs of the Corporation within the meaning of this Article Fourth.

B. Common Stock

1. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

2. Voting Rights. At every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation in the election of directors and upon all other matters.

3. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and of the amounts to which the holders of all outstanding shares of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

5. This Amendment of the Certificate of Incorporation of the Corporation has been duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

6. This Amendment of the Certificate of Incorporation of the Corporation shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 7th day of April 2016.

By:	/s/ Alkiviades (Alki) David
Name:	Alkiviades (Alki) David
Title:	Chairman of the Board & Chief Executive Officer

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